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EXHIBIT 4

                          CERTIFICATE OF DETERMINATION
                                       OF
                               BIKERS DREAM, INC.


        Donald Duffy and Anne Todd hereby certify that:

        A. They are the chief executive officer and secretary, respectively, of Bikers Dream Inc., a California corporation.

        B. The number of shares of Series B Convertible Preferred Stock is 8,000,000, none of which has been issued.

        C. The board of directors duly adopted the following resolutions:

        WHEREAS, the articles of incorporation authorize the Preferred Stock of the corporation to be issued in series and authorize the board of directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series, NOW THEREFORE IT IS:

        RESOLVED, that the board of directors does hereby establish a new series of Preferred Stock as follows:

        1. Designation. The Board of Directors of Bikers Dream, Inc. does hereby provide for the issue of a new series of Preferred Stock of the corporation, to be designated and known as Series B Convertible Preferred Stock. As used herein, the term "Convertible Preferred Stock" shall refer to shares of Series B Convertible Preferred Stock; the term "Preferred Share" shall refer to one share of Convertible Preferred Stock, and the term "Preferred Shares" shall refer to more than one Preferred Share.

        2. Number of Shares. The number of shares of Convertible Preferred Stock authorized to be issued by the corporation shall be, and the same hereby is fixed at, 8,000,000.

        3. Stated Capital. The Convertible Preferred Stock has no par value per share, and accordingly, the amount to be represented in stated capital for each share of the Convertible Preferred Stock shall be nil.

        4. Rank. The Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, rank (a) senior to, junior to, or on parity with, as the case may be, any other series of Preferred Stock heretofore or hereafter established by the Board of Directors, the terms of which shall specifically provide that such series shall rank senior to,

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junior to, or on parity with, as the case may be, the Convertible Preferred
Stock with respect to dividend rights and rights on liquidation, but in the absence of specific provisions in the terms thereof, then this Convertible Preferred Stock shall rank on a parity with such other series of Preferred Stock; and (b) prior to any other equity securities of the corporation, including all classes of the Common Stock, no par value per share (collectively, the "Common Stock" or "Shares"), of the corporation.

        5.     Dividends.

               (a) The holders of outstanding Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, dividends payable quarterly in arrears, commencing on the date fifteen months after the date of issuance of Convertible Preferred Stock (each such quarterly payment date referred to as a "Payment Date" and collectively, the "Payment Dates"). Such dividends shall be paid to the holders of record at the close of business on the date (a "Record Date") specified by the Board of Directors at the time such dividend is declared. Dividends shall accrue (whether or not declared) on each Preferred Share from day to day at the annual rate of $.0975 per Preferred Share (the "Dividend Rate"), and no more, from the date of issuance, provided that accumulated dividends shall not bear interest (whether or not payment of dividends is made on a Payment Date).

               (b) Dividends shall be paid in cash, provided that the corporation may elect to pay, or a holder of Convertible Preferred Stock may elect to receive payment of, accrued and unpaid dividends through any Payment Date in the number of Preferred Shares determined as set forth herein and which Preferred Shares shall be issued to the holder or holders as of such Payment Date. Such election shall, in each case, be made by written notice to the holders, if the corporation so elects, or to the corporation, if a holder so elects, given at least ten business days prior to a Payment Date. The issuance of Convertible Preferred Stock as payment of dividends hereunder shall be made at the rate of one shares per $1.00 of accrued dividend, as such rate maybe adjusted in accordance with Section 9.

               (c) Dividends shall be cumulative so that if at any time dividends in respect of any previous period shall not have been paid, or declared and set apart, in full for all Convertible Preferred Stock outstanding in respect of a Payment Date, the deficiency shall be fully paid on, or declared and set apart for, the Preferred Shares before the corporation makes any distribution (as hereinafter defined) to holders of any capital stock ranking junior to ("Junior Securities") or on parity with ("Equal Securities") the Convertible Preferred Stock as to dividends or liquidation rights, provided, however, that in the event of such failure to pay accrued dividends with respect to the outstanding Preferred Shares and any outstanding shares of any Equal Securities, dividends may be declared, paid or set apart for payment, pro rata, on Preferred Shares and shares of such Equal Securities so that the amounts of dividends declared, paid or set apart for payment on Preferred Shares and shares of such Equal Securities, shall in all cases bear to each other the same ratio that, at the time

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of such declaration, payment or setting apart for payment, all accrued but unpaid dividends on Preferred Shares and shares of such Equal Securities bear to each other. Subject to the foregoing, the Board of Directors may declare, and the corporation may pay or set apart for payment, dividends and distributions on any of its securities (including Junior Securities) and may purchase or otherwise redeem any of its securities (including Junior Securities), provided, that no dividend shall be paid on the Common Stock at a rate greater than the Dividend Rate (determined based on the number of shares of Common Stock into which the Convertible Preferred Stock is convertible on the date the dividend is declared).

               (d) "Distribution" in this Section 5 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Junior Securities) or the purchase or redemption of shares of the corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the corporation, provided, that the term "distribution" shall not include (and nothing in this Section 5 or elsewhere herein shall limit or restrict the corporation or any such subsidiary from) purchasing, redeeming or otherwise retiring any securities of the corporation (including Junior Securities) issued to any individual who was or is an employee, director or officer of the corporation or any subsidiary of the corporation if such purchase, redemption or other retirement is approved by the Board of Directors or required or permitted by any agreement, including any employment agreement or stock option agreement, entered into by the corporation or any such subsidiary. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the corporation, whether or not pursuant to a contract of an earlier date; provided that, where a negotiable debt security is issued in exchange for shares, the time of the distribution shall be the date on which the corporation acquires the shares in such exchange.

        6.     Liquidation Preferences.

               (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, and subject to the rights of the holders of any other series of Preferred Stock that has liquidation rights ranking prior to the Convertible Preferred Stock, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the corporation, whether such assets are capital or surplus of any nature, an amount equal to $1.00 per Share and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph 5, to the date that payment is made available to the holders of Convertible Preferred Stock, whether declared or not, and no more, before any payment shall be made or any assets distributed to the holders of Shares or Junior Securities. Subject to all of the rights of the holders of Convertible Preferred Stock as set forth herein and the holders of other series of Preferred Stock, the holders of Shares shall be entitled to receive, ratably, all remaining assets of the corporation without further participation by holders of Convertible Preferred Stock.


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               (b) If the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Preferred Shares and any outstanding shares of Equal Securities, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount that would be payable in such distribution if the amounts to which the holders of outstanding Preferred Shares and the holders of outstanding shares of such other series of Preferred Stock are entitled were paid in full.

               (c) A Reorganization (as defined below), or the effectuation of a transaction or series of transactions in which more than 50% of the voting power of the corporation is disposed of to a single person or group of affiliated persons, may be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph if the holders of a majority of the then outstanding Preferred Shares so elect.

        7.     Redemption.

               (a) Preferred Shares may be redeemed by the corporation at the option of the Board of Directors pro rata at any time or from time to time in whole or in part commencing one year after the date of issuance at a redemption price of $1.125 per Preferred Share, plus all accumulated and unpaid dividends to the date fixed for redemption (the "Redemption Price"). On and after the date fixed for redemption (the "Redemption Date"), and if adequate funds for such redemption are available, dividends shall cease to accumulate on the Preferred Shares called for redemption.

               (b) At least twenty (20) and not more than sixty (60) days prior to the Redemption Date, the corporation shall cause a written notice to be mailed to each holder of Preferred Shares to be redeemed, postage prepaid, addressed to such holder at his or its address appearing on the books of the corporation or given by such holder to the corporation for the purpose of such notice, or if no such address appears or is so given, at the principal place of business of the corporation, notifying the holder of the corporation's intention to redeem such Preferred Shares, stating the Redemption Date and the date on which such holder's conversion rights as to such share, as set forth in Section 8 below, terminate, which termination date shall be at least twenty (20) days after the holder's receipt of such notice, and calling upon the holder to surrender to the corporation at the place designated in the notice his or its certificate or certificates representing the Preferred Shares to be redeemed unless previously converted in accordance with Section 8 (the "Redemption Notice").

               Each holder of Preferred Shares to be redeemed, unless the holder has exercised its right to convert such Preferred Shares as provided in Section 8, shall present and surrender his or its certificate or certificates representing such Preferred Shares to the corporation at the place designated in the Redemption Notice. Thereupon, the Redemption Price of such Preferred Shares shall be payable to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and such surrendered

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certificate shall be canceled. If fewer than all the Preferred Shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed Preferred Shares. From and after the Redemption Date, unless the corporation shall default in the payment of the Redemption Price, all rights of the holder of such Preferred Shares as a shareholder of the corporation, except the right to receive the Redemption Price, shall cease and terminate, and such Preferred Shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purposes whatsoever.

               (c) If, after the giving of the Redemption Notice but before the Redemption Date, the corporation shall irrevocably deposit the funds necessary to pay the Redemption Price for all Preferred Shares to be redeemed, in trust, with a bank or trust company having a capital and surplus of at least $50,000,000, to be applied to the redemption of the Preferred Shares so called for redemption, then, from and after the date of such deposit, such Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders of the Preferred Shares so called for redemption shall cease and terminate excepting only (i) the right to receive the Redemption Price therefor upon the surrender of the stock certificate as provided in the Redemption Notice; and
(ii) the right to convert such Preferred Shares, as provided in Section 8. Any monies deposited on account of the Redemption Price of Preferred Shares converted as aforesaid shall be repaid to the corporation forthwith upon such conversion. If the holders of Preferred Shares that shall have been called for redemption have not, within two years after the Redemption Date, claimed the amount deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility to such holder in respect thereof and such holder shall look only to the corporation for the payment of the Redemption Price. Any interest accrued on funds so deposited shall be paid to the corporation from time to time. In any event, if such funds become payable, or are paid, to a public official pursuant to any abandoned property, escheat or similar law, the corporation shall have no further obligation with respect to such funds. Preferred Shares that have been issued and reacquired in any manner, including Preferred Shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that no such issued and reacquired Preferred Share shall be reissued or sold as Convertible Preferred Stock.

        8.     Conversion Rights, Mandatory Conversion.

               (a) Each Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the date of issuance, into shares of Common Stock at the Conversion Price (defined below). The number of shares of Common Stock to be issued on conversion of a Preferred Share shall be determined by dividing $1.00

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by the Conversion Price in effect at the time of conversion. The conversion price initially shall be $1.00, subject to adjustment as set forth in Section 9 (the "Conversion Price"). Subject to Section 7(b), a holder's right of conversion shall terminate at the Redemption Date as to Preferred Shares designated for redemption unless the corporation defaults in the payment of the Redemption Price therefor.

               (b) A holder of a Preferred Share may exercise his or its conversion rights as to such Preferred Share by delivering to the corporation, during regular business hours, at the office of the then transfer agent for the Convertible Preferred Stock, at the principal office of the corporation or at such other place as may be designated by the corporation in writing and delivered to all holders of Convertible Preferred Stock, the certificate representing the Preferred Shares to be converted, duly endorsed for transfer to the corporation (if required by it), accompanied by written notice stating the number of such Preferred Shares that the holder elects to convert. Conversion shall be deemed to have been effected on the date when such delivery is made and the Conversion Price therefor is paid (the "Conversion Date"). As promptly as practicable thereafter, the corporation shall issue and deliver to such holder at such office a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 8(c). The holder shall be deemed to have become a shareholder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Convertible Preferred Stock represented by a certificate surrendered for conversion, and subject to Section 7, the corporation shall issue and deliver to such holder, at the expense of the corporation, a new certificate representing the number of Preferred Shares that have not been converted.

               (c) All of the Preferred Shares will automatically be converted into Common Shares at the then-applicable Conversion Price in the event that the Closing Price (as defined below) of the Common Stock has equaled or exceeded $3.00 for any period of ten consecutive trading days following January 1, 1998. No fractional shares of Common Stock or scrip shall be issued upon conversion of Convertible Preferred Stock, but cash shall be paid in lieu of any such fractional shares. The corporation shall make no payment or adjustment on account of any dividends accrued on any converted Preferred Shares after the Conversion Date, but each holder of a Preferred Share on any Record Date who converts such Preferred Share after the Record Date and before the succeeding Payment Date shall be entitled to the dividends payable thereon on such Payment Date.

               (d) If any shares of Common Stock to be reserved in respect of the conversion of Convertible Preferred Stock require registration, listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the corporation shall, at its sole cost and expense, in good faith and as

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expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

               (e) All shares of Common Stock which may be issued upon conversion of Convertible Preferred Stock shall, upon issuance, be validly issued, fully paid and nonassessable. The corporation will pay any and all documentary and other taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of Preferred Shares pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer of shares of Common Stock into a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such transfer has paid to the corporation the amount of any such tax or has established to the satisfaction of the corporation that such tax has been paid.

               (f) All certificates representing Preferred Shares surrendered for conversion shall be appropriately cancelled on the books of the corporation and the shares so converted shall be restored to the status of authorized but unissued shares of Preferred Stock of the corporation, but may not be reissued as part of the Convertible Preferred Stock.

               (g) The "Closing Price" on any day shall be the last sale price per share of the Common Stock, regular way, as reported in a composite published report of transactions that includes transactions on the exchange or other principal markets in which the Common Stock is traded or, if there is no such composite report as to any day, the last reported sale price per Share, regular way (or if there is no such reported sale on such day, the average of the closing reported bid and ask prices) on the principal United States securities trading market (whether a stock exchange, NASDAQ or otherwise) in which the Common Stock is traded.

        9.     Adjustment of Conversion Price.

               (a) Subject to the provisions of this Section 9, the Conversion Price and the number (and type) of Shares issuable upon the conversion of Preferred Shares shall be subject to adjustment from time to time, as follows.

               (i) Adjustment of Conversion Price. In the event the corporation shall issue, sell, or distribute any Shares for a consideration per Share less than (A) the Conversion Price or (ii) the Closing Price (it being understood and agreed that, for purposes of this Section 9, there shall be no adjustment with respect to issuances of Shares or options or other rights to subscribe for or purchase shares at less than the Closing Price if such clause (A) is not applicable), in effect immediately prior to the time of such issue or sale, or for no consideration, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the lower of the prices calculated by:


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                      (x) dividing (1) an amount equal to the sum of (a) the
number of Shares outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price, plus (b) the aggregate consideration, if any, received by the corporation upon such issue or sale, by (z) the total number of Shares outstanding immediately after such issue or sale; or

                      (y) multiplying the then existing Conversion Price by a fraction, the numerator of which is the sum of (1) the number of Shares outstanding immediately prior to such issue or sale multiplied by the Closing Price immediately prior to such issue or sale plus (y) the cash consideration received by the corporation upon such issue or sale, and the denominator of which is the total number of Shares outstanding immediately after such issue or sale times the Closing Price immediately prior to such issue or sale.

               For purposes of this Section 9(a), the date as of which the Closing Price shall be computed shall be the earlier of the dates on which the corporation shall have (i) entered into a firm contract for the issuance of such Shares or (ii) issued such Shares.

               (ii) Adjustment of Number of Shares Purchasable. Upon any adjustment of the Conversion Price as provided in this Section 9(a) or in
Section 9(b), the holder shall thereafter be entitled to purchase, at the Conversion Price resulting from such adjustment, the number of Shares (calculated to the nearest .001 of a share) obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Shares purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

               (iii) Minimum Adjustment. In the event any adjustment of the Conversion Price pursuant to Section 9(a) or 9(b) shall result in an adjustment of less than $.01 per Share, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to $.01 or more per Share; provided however, upon any adjustment of the Conversion Price resulting from (x) the declaration of a dividend upon, or the making of any distribution in respect of, any stock of the Corporation payable in Common Stock or securities convertible into Common Stock ("Convertible Securities") or (y) the reclassification by subdivision, combination or otherwise, of the Common Stock into a greater or smaller number of shares, the foregoing figure of $.01 per Share (or such figure as last adjusted) shall be proportionately adjusted and provided further, upon the conversion of any Preferred Shares, the corporation shall make all necessary adjustments (to the nearest .001 of a cent) not theretofore made to the Conversion Price up to and including the date upon which such Preferred Shares are converted.

               (b) For purposes of this Section 9, the following shall be applicable:


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               (i)    Options, Other Rights or Convertible Securities.

                      (x) If the Corporation shall at any time in any manner grant (whether directly or by assumption in a merger or otherwise) any options or other rights to subscribe for or to purchase Shares or Convertible Securities, or shall in any manner issue or sell Convertible Securities, whether or not such rights or options or rights to convert or exchange any such Convertible Securities are immediately exercisable, and the consideration per Share (as determined under subsection 9(b)(v)) for which Shares are issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities shall be less than (x) the Conversion Price in effect immediately prior to the time of the granting of such rights or options or such Convertible Securities, or (y) the Closing Price existing immediately prior to the time such rights or options or such Convertible Securities were granted, then the maximum number of Shares issuable upon the exercise of such rights or options or upon conversion or exchange of the maximum amount of such Convertible Securities shall be deemed to be outstanding and to have been issued for such consideration per Share.

               No further adjustments of the Conversion Price shall be made upon the actual issuance of Shares, Convertible Securities or upon the actual issuance of Shares upon conversion or exchange of Convertible Securities if adjustments pursuant to this Section 9(b)(i)(x) have been made previously in respect of the grant of such options or rights, or in respect of issuance or sale of such Convertible Securities, except as otherwise provided in subsection
(ii) below.

               For purposes of this Section 9(b)(i)(x), the date as of which the Closing Price shall be computed shall be the earlier of the dates on which the corporation shall have (A) entered into a firm contract for the issuance of such rights or other options or (B) issued such rights or other options.

               (y) In the event (A) the purchase price per Share provided for in any rights, options or Convertible Securities referred to in subsection (x) above, (i) the number of Shares or Convertible Securities that would be delivered under such rights, options or Convertible Securities, (ii) the additional consideration, if any, payable upon exercise of such rights or options or the conversion or exchange of such Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Shares, in any case, shall change, the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

               On the expiration of any such option or right not exercised, or the termination of any such unexercised right to convert or exchange Convertible Securities, the Conversion

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Price then in effect hereunder shall forthwith be increased to the Conversion
Price which would have been in effect at the time of such expiration or termination had such right, option or Convertible Security never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.

               No readjustment of the Conversion Price pursuant to this subsection (y) shall have the effect of increasing the Conversion Price by an amount in excess of the adjustment initially made to the Conversion Price in respect of the issue, sale, grant or assumption of the applicable options, rights or Convertible Securities.

               (ii) Splits and Combinations. If the corporation at any time subdivides any of its outstanding Shares into a greater number of Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, if the outstanding Shares are combined into a smaller number of Shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               (iii) Reorganization, Reclassification or Recapitalization of Corporation. In the case of any capital reorganization or reclassification or recapitalization of the capital stock of the corporation (other than that referred to in Section 9(b)(ii)), or in the case of the consolidation or merger of the corporation with or into another corporation, or in the case of the sale or transfer of all or substantially all of the property of the corporation, upon the conversion of Preferred Shares or any portion hereof (in lieu of or in addition to the number of Shares theretofore deliverable, as appropriate) the amount of stock, other securities, or property which the holder of Preferred Shares would have received had he or it converted Preferred Shares or such portion thereof immediately prior to such capital reorganization or reclassification of capital stock, consolidation, merger, or sale shall be delivered, and the aggregate Conversion Price shall remain unchanged.

               Prior to and as a condition of the consummation of any transaction described in the preceding sentence, the corporation shall make equitable, written adjustments in the application of the provisions set forth herein with respect to the rights and interests of the holders of Preferred Shares so that the provisions set forth herein shall thereafter be applicable, in a manner as similar as possible to the methods used herein, to any shares of stock or other securities or other property thereafter deliverable upon conversion of Preferred Shares, which adjustments are satisfactory to the holders of not less than 51% of the total number of Preferred Shares outstanding. Any such adjustment shall be made by and set forth in a supplemental agreement between the corporation and the successor entity, which agreement shall bind such entity, shall be accompanied by an opinion of counsel as to the enforceability of such agreement, and shall be approved by the holders of not less than 51% of the total number of Preferred Shares outstanding.

               (iv) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 9 are not applicable strictly, but with respect to which the

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failure to make any adjustment would not protect fairly the conversion rights of holders of Preferred Shares in accordance with the essential intent and principles hereof then, in each such case, if requested by a holder in writing following the inability of the corporation and such holder to agree on an appropriate adjustment, the corporation shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 9, necessary to preserve, without dilution, the conversion rights represented by the Preferred Shares. Upon receipt of such opinion, the corporation will promptly mail a copy thereof to the holders of Preferred Shares and shall make the adjustments described therein.

               (v) Determination of Consideration. For purposes of this Section 9, the consideration received by the corporation for the issue, sale, grant or assumption of additional Shares, rights, options or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

                      (t) Cash Payment. In the case of cash, the net amount received by the corporation after deduction of any accrued interest, dividends or any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the corporation;

                      (u) Securities or Other Property. In the case of securities or other property, as of the date immediately preceding such issue, sale, grant or assumption, the lesser of (1) the Closing Price per share of the security for which such consideration was received, and (2) the fair value of such consideration;

                      (v) Allocation Related to Common Stock. In the event additional Shares are issued or sold together with other securities or other assets of the corporation for a consideration which covers both, the consideration received (computed as provided in subsection (t) and (u) above) shall be allocable to such additional Shares as determined in good faith by the Board of Directors (except as otherwise provided in subsection (w) below);

                      (w) Allocation Related to Options, Other Rights and Convertible Securities. In case any options or other rights to purchase any Shares or Convertible Securities shall be issued or sold together with other securities or other assets of the corporation, in one integral transaction such that no specific consideration is allocated to the rights or options, such rights, options or Convertible Securities shall be deemed to have been issued without consideration;

               (x) Dividends in Securities. In case the corporation shall declare a dividend or make any other distribution upon any stock of the corporation payable, in either case, in Shares or Convertible Securities, such Shares or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration;

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               (y) Warrants, Options, Other Rights and Convertible Securities.
The price per Share for which Shares are issuable upon the exercise of rights or options to purchase any Shares or upon conversion or exchange of Convertible Securities shall be determined by dividing (1) the sum of (i) the total amount, if any, received or receivable by the corporation as consideration for the granting of such rights or options or the issuance of such Convertible Securities, plus (ii) the minimum aggregate amount of additional consideration payable to the corporation upon the exercise of such rights or options, or, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, in each case after deducting any accrued interest, dividends or any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the corporation by, (2) the maximum number of Shares issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities;

               (z) Merger, Consolidation or Sale of Assets. In case any Shares or Convertible Securities or any rights or options to purchase such Shares or Convertible Securities shall be issued in connection with any merger or consolidation in which the corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portions of the assets and business of the acquired corporation as the fair value opinion shall attribute to such Shares, Convertible Securities, rights or options, as the case may be. In the event of any merger or consolidation of the corporation in which the corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the corporation for stock or other securities of any corporation, the corporation shall be deemed to have issued a number of Shares for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of Shares issuable upon conversion of Preferred Shares immediately prior to such merger, consolidation or sale shall be made after giving effect to such adjustment of the Conversion Price.

               (vi) Record Date. In case the corporation shall take a record of the holders of Shares for the purpose of entitling them (x) to receive a dividend or other distribution payable in Shares or in Convertible Securities, or (y) to subscribe for or purchase Shares or Convertible Securities, then all references in this Section 9 to the date of the issue or sale of the Shares deemed to be issued or sold pursuant to the declaration of such dividend or making of such other distribution or to the date of the granting of such right of subscription or purchase, as the case may be, shall be deemed to be references to such record date;

               (vii) Shares Outstanding. The number of Shares deemed to be outstanding at any given time shall not include (w) Shares in the treasury of the corporation or any subsidiary and (x) Shares not yet purchased pursuant to outstanding warrants, but shall

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

include (y) all Shares ultimately issuable pursuant to Convertible Securities then outstanding, plus (z)(1) the number of Shares covered by "in the money" options or warrants (i.e., those having exercise prices less than the Conversion Price), (z) less the number of Shares (on a fully diluted basis) that could be purchased (if permitted under law) for an amount per share equal to the Conversion Price with the aggregate exercise price of "in the money" options or warrants then outstanding;

               (viii) Maximum Exercise Price. At no time shall the Conversion Price exceed $1.00 except as provided in Section 9(b)(ii) or (iii); and

               (ix) Application. Except as otherwise provided herein, all subsections of this Section 9(b) are intended to operate independently of one another. If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect.

               (c) Anything herein to the contrary notwithstanding, the corporation shall not be required to make any adjustment of the Conversion Price in the case of:

               (i) the issuance of Shares upon the conversion in whole or part of any of the Preferred Shares, or upon conversion of any other Preferred Stock issued on or prior to the date hereof;

               (ii) the issuance of Shares upon the exercise in whole or in part of any warrants issued by the corporation prior to the date hereof;

               (iii) the issuance of Shares, or options or other rights to subscribe for or purchase Shares, issued or granted (x) to employees, directors or others associated with the corporation pursuant to a stock incentive or other plan, which plan and which grant is approved by the Board of Directors or (y) in connection with a strategic alliance or joint venture, provided such issuance or grant is approved by the Board of Directors.

               (d) (i) Adjustments to Exercise Price. Upon any adjustment of the Conversion Price, a certificate signed (x) by the Chief Executive Officer of the corporation, or (y) by any independent firm of certified public accountants of recognized national standing selected by the Corporation and at its expense, shall be mailed promptly to each holder of Preferred Shares, which certificate sets forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifies the Conversion Price and the number of Shares purchasable upon conversion of such holder's Preferred Shares, in each case, adjusted pursuant to this Section 9.

               The certificate of any independent firm of certified public accountants of recognized national standing selected by the Board of Directors shall be conclusive evidence of the correctness of any computation made under
Section 9(a).

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               (ii) Extraordinary Corporate Events. In case the corporation after the date hereof shall propose to (x) distribute any dividend (whether stock or cash or otherwise) to the holders of Shares or to make any other distribution to the holders of Shares, (y) offer to the holders of Shares rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options, or (z) effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding Shares), any capital reorganization, any consolidation or merger (other than a merger in which no distribution of securities or other property is to be made to holders of Shares), any sale, transfer or other disposition of all or substantially all of its property, assets and business, or the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of Preferred Shares notice of such proposed action, which notice shall specify the date on which (1) the books of the Corporation shall close, or (2) a record shall be taken for determining the holders of Shares entitled to receive such stock dividends or other distribution or such rights or options, or (3) such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date, if any, as of which it is expected that holders of record of Shares shall be entitled to receive securities or other property deliverable upon such action. Such notice shall be mailed in the case of any action covered by clause
(x) or (y) above at least 10 days prior to the record date for determining holders of Shares for purposes of receiving such payment or offer, or in the case of any action covered by clause (z) above at least 30 days prior to the date upon which such action takes place and 20 days prior to any record date to determine holders of Shares entitled to receive such securities or other property.

               (iii) Effect of Failure. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice, pursuant to this Section 9(d) shall not affect the legality or validity of the adjustment of the Conversion Price, the number of shares purchasable upon conversion of Preferred Shares, or any transaction giving rise thereto.

        10. Voting Rights. In all meetings of shareholders, the holders of shares of Convertible Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of their Convertible Preferred Stock at the time the shares are voted, and shall be entitled to vote with the Common Stock (except where a separate class vote is required by law or by terms of this instrument).


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





                                  /s/ Donald Duffy
                                  ------------------------------
                                  Donald Duffy



                                  /s/ Anne Todd
                                  ------------------------------
                                  Anne Todd


        The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge and that this declaration was executed on August __, 1997.



                                  /s/ Donald Duffy
                                  ------------------------------
                                  Donald Duffy



                                    /s/ Anne Todd
                                  ------------------------------
                                    Anne Todd




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